V Y T E R I S, INC. 13-01 Pollitt Drive, Fair Lawn, NJ 07410 Tel. 201.703.2299 Fax 201.703.2295

EXHIBIT 99.1

February 25, 2005

Dear Treasure Mountain Shareholder:

I want to welcome you formally as a shareholder of our combined Treasure Mountain/Vyteris company and take a few moments to provide you with updated information on the Company and the pending registration of shares. First, let me thank you for your confidence in our company and let you know that we continue to move ahead with our key business milestones. Recently, we issued a press release naming a new member of our Board of Directors, Mr. Patrick LePore, and our LidoSiteTM marketing partner, B. Braun Medical, www.bbraunusa.com, issued a press release announcing the commencement of sales of the LidoSite product. As you know, Vyteris developed LidoSite and we are the exclusive supplier to B. Braun. We look forward to a rewarding partnership with this leading health care products company.

We are in the process of registering for resale shares held by the investors who provided critical capital to Vyteris during 2004. We are well into the registration process. Before that process can be completed, however, it will be necessary for us to conduct a special shareholders meeting to authorize additional shares of Treasure Mountain stock. You will receive notice of this special meeting and a proxy statement within the next few weeks.

We believe that the fact that Treasure Mountain Holdings, Inc., the parent company of Vyteris, did not have enough authorized shares to provide the Vyteris shareholders with the stock they were entitled to receive in the Treasure Mountain/Vyteris merger, has made the registration process more complicated and therefore, longer than that of a typical reverse merger transaction. The earliest we believe that our registration statement can be declared effective and trading of the shares held by the former Vyteris investors can begin is mid-March. We expect that these shares will trade on the OTC Bulletin Board under a new trading symbol. We will advise you of the new symbol once it is determined.

The remaining steps to be taken in the registration process are:

1.
Completion and mailing of the proxy statement. We expect that the proxy statement will be sent out once we have completed the financial audit for full-year 2004, have received the audit report from our independent auditing firm and have completed the SEC review process.

2.	Holding a shareholders’ meeting, at which the following items, among other things, will be voted on:

A.
Authorizing a sufficient number of common and preferred shares to provide the former Vyteris shareholders with the shares they are entitled to receive, pursuant to the Vyteris/Treasure Mountain merger.

B.	Approving the 1 for 10 reverse stock split.

C.	Changing our name from Treasure Mountain Holdings, Inc. to Vyteris Holdings (Nevada), Inc.

Treasure Mountain Shareholder February 25, 2005 Page 2 of 2

3.	The SEC declaring the registration statement (Form SB-2) effective. Conditions precedent to the registration statement being declared effective are:

A. Completing the steps required to be taken at our special meeting.

B. Completing the registration process with the SEC.

The length of time that it has taken to have the registration statement declared effective has resulted in one other consequence. The agreement between Treasure Mountain and the former Vyteris investors calls for Treasure Mountain to pay a penalty to certain of those investors equal to 1% of the amount they invested in 2004 if their shares are not registered by February 25, 2005. Additional penalties are due depending on the date when the registration statement is actually declared effective. Since, at this writing, that registration statement has not yet been declared effective, we expect to pay certain penalty payments to those investors. If this is the case, those investors will be notified by the Company once the amount of the penalty is determined.

I want to thank you again for your confidence. On behalf of myself, the Management and Board of Vyteris, we look forward to success in the future.

Sincerely,

/s/ Vincent De Caprio
Vincent De Caprio, Ph.D.
President and Chief Executive Officer

VDC/rmr
Enclosure

All non-historical statements in this letter (including statements regarding our relationship with B. Braun and regarding the proxy statement and registration process) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including the risk factors cited in reports filed by Treasure Mountain with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements.

Shareholders are urged to read the Company’s proxy statement described above when it becomes available because it will contain important information. When completed, a copy of the proxy statement will be mailed to the shareholders and may be obtained, along with other relevant documents, free of charge at the SEC’s website at www.sec.gov. Shareholders may also obtain free of charge copies of the proxy statement and any other relevant documents by contacting the office of the Chief Financial Officer at the Company’s executive offices at 201-703-2299. Written requests should be mailed to 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. The Company and its directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders. Shareholders may obtain information regarding the interests of such participants by reading the proxy statement when it becomes available.